UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 28, 2006
HYPERTENSION DIAGNOSTICS, INC
(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2915 Waters Road, Suite 108 Eagan, Minnesota	55121

(Address of principal executive offices)	(Zip Code)
          Registrant’s telephone number, including area code: 651-687-9999

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 through 7.01 and 9.01 are not applicable and therefore omitted
Item 8.01 Other Events
SIGNATURE

Items 1.01 through 7.01 and 9.01 are not applicable and therefore omitted.
Item 8.01 Other Events.
          On November 17, 2005, Hypertension Diagnostics, Inc. (“HDI” ) agreed to extend the exercise date of its Redeemable Class B Warrants (“Class B Warrants”) to purchase shares of its common stock, $0.01 par value per share (“Common Stock”) issued in connection with the exercise of certain Redeemable Class A Warrants (“Class A Warrants”) during 2001 and 2002. The Class A Warrants were originally issued in HDI’s initial public offering in July and August 1998. The Class B Warrants, which would have expired on January 23, 2006, were extended to expire on February 28, 2006. In addition, the exercise price for the Class B Warrants was reduced from $1.00 per share to $0.22 per share. The Class B Warrants traded under the symbol: HDIIZ.OB.
          During January and February 2006, certain warrant holders elected to exercise their warrants to receive the benefits of the extended exercise period and the reduction in the exercise price. In connection with such exercise, we issued 340,011 shares of our Common Stock at an exercise price of $0.22 per share, for an aggregate consideration of $74,802. In connection with such issuance, no underwriters were utilized and no commissions were paid. The 340,011 shares issued regarding the Class B Warrants had been previously registered in a Form S-3 Registration Statement that was declared effective by the U.S. Securities and Exchange Commission on June 6, 2002.
          Gross proceeds from the warrant exercises will be used primarily for working capital purposes and to expand HDI’s sales and marketing efforts of its Cardiovascular Profiling Systems, HDI’s medical device that helps doctors save lives through early detection of cardiovascular disease. The CVProfilor measures the elasticity of small and large arteries, a key indicator of cardiovascular health. It provides valuable clinical information to enable physicians to provide individualized therapy to arrest the progression of cardiovascular disease. It is FDA approved and in use by physicians around the United States.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

By	/s/ Mark N. Schwartz

Its Chairman of the Board and Chief Executive Officer
Dated: March 3, 2006